[LETTERHEAD OF HJ & ASSOCIATES, LLC]


February 8, 2001

Galtech Semiconductor Materials Corporation
Board of Directors
923 West 500 North
Lindon, UT 84042

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Galtech Semiconductor Materials Corporation and Subsidiaries on Form SB-2, Amendment No. 4 of our audit report dated February 8, 2000 for Galtech Semiconductor Materials Corporation and Subsidiaries for the year ended December 31, 1999 which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
(formerly Jones, Jensen & Company)
Certified Public Accountants